Exhibit 1.2

DISCOVER CARD EXECUTION NOTE TRUST

DISCOVERSERIES

Class A(2017-6)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: August 7, 2017

To:	DISCOVER CARD EXECUTION NOTE TRUST

DISCOVER BANK

DISCOVER FUNDING LLC

Re:	Underwriting Agreement dated August 7, 2017 (the “Agreement”) relating to DiscoverSeries Class A(2017-6)

Series Designation:

DiscoverSeries.

Registration Statement:

Nos. 333-205455, 333-205455-01 and 333-205455-02.

Title of Securities:

Discover Card Execution Note Trust, DiscoverSeries Class A(2017-6) Notes (the “Notes”).

Initial Principal Amount of Notes:

$1,300,000,000.

Aggregate outstanding balance of Receivables in the Discover Card Master Trust I as of June 30, 2017:

$30,106,689,627.89.

Expected Date of Terms Document: August 14, 2017.

Expected Date of Risk Retention Agreement: August 14, 2017.

Interest Rate or Formula: 1.88% per year.

Time of Sale: 2:05 p.m. New York City time on August 7, 2017.

Time of Sale Information:

(1) The Preliminary Prospectus dated August 2, 2017 for the DiscoverSeries Class A(2017-6) Notes (the “Preliminary Prospectus”), attached as Annex 1 hereto, filed pursuant to Rule 424(h) of the Securities Act of 1933, including the reports and documents incorporated by reference into the Preliminary Prospectus and (2) the Ratings Issuer Free Writing Prospectus dated August 2, 2017, attached as Annex 2 hereto, filed in accordance with Rule 433 of the Securities Act of 1933, which discloses the expected ratings to be assigned to the DiscoverSeries Class A(2017-6) Notes by the nationally recognized statistical rating organizations hired by Discover Bank.

If, subsequent to the Time of Sale, it is determined that such information included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Underwriters have terminated their old purchase contracts and entered into new purchase contracts with purchasers of the Notes, then “Time of Sale Information” will also include any information that corrects such material misstatements or omissions, together with any other information, to the extent it is made available to purchasers at the time of entry into the last such new purchase contract such that “Time of Sale Information” no longer includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (“Corrective Information”).

Underwriter Information:

“Underwriter Information” shall mean the written information furnished to Discover Bank, Discover Funding LLC, and Discover Card Execution Note Trust by the Underwriters for use in the Prospectus and confirmed in the “blood letter” from the Underwriters to Discover Bank, Discover Funding LLC, and Discover Card Execution Note Trust dated the Closing Date.

Terms of Sale:

The purchase price for the Notes to the Underwriters will be

99.72794% of the aggregate principal amount of the Notes.

The Underwriters will offer the Notes to the public at a price equal to

99.97794% of the aggregate principal amount of the Notes.

Closing Date: August 14, 2017, or such other date as may be agreed upon in writing.

Time of Delivery: 9:05 a.m., Chicago, Illinois Time, on the Closing Date, or at such other time as may be agreed upon in writing.

Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Notes. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours,

BARCLAYS CAPITAL INC. as an Underwriter and as a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Eric Chang
Eric Chang
Director

MUFG SECURITIES AMERICAS INC. as an Underwriter and as a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Ann Tran

[Signature Page to Class A(2017-6) Terms Agreement]

Accepted:

DISCOVER CARD EXECUTION NOTE TRUST, as Issuer

By: Discover Funding LLC, not in its individual capacity but solely as Depositor on behalf of the Issuer

By:	/s/ Michael F. Rickert
Michael F. Rickert
Vice President, Chief Financial Officer and Treasurer

DISCOVER BANK

By:	/s/ Michael F. Rickert
Michael F. Rickert
Vice President, Chief Financial Officer and Assistant Treasurer

DISCOVER FUNDING LLC

By:	/s/ Timothy J. Schmidt
Timothy J. Schmidt
Vice President and Assistant Treasurer

[Signature Page to Class A(2017-6) Terms Agreement]

SCHEDULE I

UNDERWRITERS

$1,300,000,000 Discover Card Execution Note Trust, DiscoverSeries Class A(2017-6) Notes

Name of Underwriter	Principal Amount
Barclays Capital Inc.	$186,000,000
MUFG Securities Americas Inc.	$186,000,000
Citigroup Global Markets Inc.	$185,600,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$185,600,000
RBC Capital Markets, LLC	$185,600,000
RBS Securities Inc.	$185,600,000
SG Americas Securities, LLC	$185,600,000

ANNEX 1

[PRELIMINARY PROSPECTUS]

ANNEX 2

[RATINGS ISSUER FREE WRITING PROSPECTUS]